Exhibit 99.1

NOVASTAR ANNOUNCES FOURTH-QUARTER

EARNINGS PER SHARE OF $1.45, CULMINATING A RECORD YEAR

KANSAS CITY, MO., January 28, 2004 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, reported net earnings of $35.2 million, or $1.45 per diluted share, for the fourth quarter of 2003, up from $17.3 million, or $0.81 per diluted share, in the fourth quarter of 2002.

For the full year, NovaStar reported net earnings of $112.0 million, or $4.91 per diluted share, more than double the company’s 2002 earnings of $48.8 million, or $2.25 per share (after adjustment for the two-for-one stock split effective December 1, 2003).

Among highlights of the fourth quarter, NovaStar:

•	Increased its mortgage securities portfolio 13.2 percent over the third-quarter level and 113.7 percent compared with year-end 2002.
•	Achieved continued growth in nonconforming loan production, on top of record levels in the first three quarters of 2003.
•	Expanded its network of NovaStar-affiliated branches to 432 at year-end.
•	Declared a $1.25 per share common dividend and announced a new dividend policy designed to enhance shareholder value.

In preparation for 2004, NovaStar has taken significant steps to prepare its balance sheet for continued growth in the mortgage securities portfolio, which drives interest income. In November 2003, the company raised $51.7 million in a follow-on offering, through the sale of 1.4 million common shares. Earlier this month, NovaStar raised $63 million through the placement of 2.6 million, 8.9 percent redeemable perpetual preferred shares.

During the fourth quarter, NovaStar declared a dividend of $1.25 per common share payable on January 6, 2004. Also, NovaStar’s Board of Directors adopted a new dividend policy in December, intended to reduce the need for new capital and better manage volatility in its dividend payments.

“NovaStar delivered its best results ever in 2003. Our focus is on sustaining growth for the long haul, and NovaStar has reached a scale and maturity that will serve us well in the future,” said Scott Hartman, Chief Executive Officer. “Our wholesale origination strategy and highly productive affiliated branches have been a strong competitive advantage. In 2004, we will emphasize continued growth in our branches, along with growing our other origination channels – correspondent and retail lending – through strategies that create advantages for NovaStar as we serve customers in these markets.”

Mr. Hartman added: “While the interest rate environment is uncertain, we believe NovaStar will continue to grow faster than the nonprime market during 2004. Based on current market conditions, we expect to originate $6 billion to $8 billion of nonconforming mortgage loans in the current year.”

Nonconforming Mortgage Production at Record Levels

Nonconforming mortgage production for the fourth quarter of 2003 was $1.59 billion, up 67 percent from $950 million in the fourth quarter of 2002. The fourth quarter was up 7 percent sequentially from $1.49 billion in the third quarter of 2003.

“Fourth quarter production brought our total nonconforming volume in 2003 to $5.25 billion, in line with what we projected at the beginning of the year. Our production levels continued strong through the fourth quarter,” said Lance Anderson, President. “We expect our origination activity to continue to increase in 2004.”

Affiliated branch originations again were a substantial driver of growth in wholesale production and the NovaStar portfolio. Branch production was $397.9 million in the fourth quarter, up 14.5 percent from third quarter production of $347.6 million. NovaStar ended the fourth quarter with 432 affiliated branch offices, up from 420 at the end of September and 216 at year-end 2002.

“Our strategy of growing wholesale by growing our affiliated branch network is working well,” said Mr. Anderson. “We expect to end 2004 with more than 600 branch offices.”

Mortgage Securities Portfolio Growth Continues

During the fourth quarter, NovaStar securitized $1.67 billion in nonconforming mortgage loans, increasing our securities portfolio by $44.7 million, or 13.2 percent, compared with the third quarter. The year-end 2003 portfolio totaled $382.3 million, an increase of 113.7 percent from year-end 2002.

“Growth in our securities portfolio is a key determinant of NovaStar’s future earnings potential,” said Mr. Hartman. “Given our current monthly production run rate, we expect to see growth in our securities portfolio of 50 percent to 60 percent in 2004.”

Earnings Guidance

NovaStar management believes 2004 diluted earnings per share will be in a range of $4.50 to $5.00. This outlook is based on projections that include future interest rates from the December 31, 2003 implied forward curve. This assumes production levels will increase moderately on a sequential basis and that production costs will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold and securitized, whole loan market prices, the amount, if any, of new capital raised, credit performance and options related expenses.

Liquidity and Borrowing Capacity

NovaStar now has committed borrowing capacity of $2.9 billion. As of December 31, 2003, our cash and available liquidity exceeded $115 million.

Investor Conference Call

The NovaStar fourth quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Thursday, January 29, 2004. The conference call will be web cast live and will be archived on the company’s website. To participate in the conference call, contact 1-800-336-6595 approximately 10 minutes before the scheduled start of the call.

NovaStar Announces Launch of New Website

NovaStar Financial, Inc. has launched its newly designed website, www.novastarmortgage.com, which beginning January 29 of 2004, will serve as the official online gateway for NovaStar Financial, Inc. and its subsidiaries. Site enhancements include improved navigation, functionality and appearance. The new website has consolidated previous NovaStar websites into one all-encompassing NovaStar portal. Individuals can access corporate, investor, retail, servicing, wholesale, branch and correspondent information via one convenient URL.

Individuals that visit our previous corporate site, www.novastaris.com, will be automatically redirected to the business partner’s section of www.novastarmortgage.com. The business partner’s section will provide login access to our Internet underwriting engine, NovaStarIS.

NovaStar Financial, Inc. is now including additional financial reporting on its website—www.novastarmortgage.com. Beginning in October 2003, we have published monthly loan production information on our website. We expect production information to be provided on the eighth business day of the month. At the end of each quarter, NovaStar will provide detail regarding our loan servicing portfolio and related mortgage securities and asset-backed bonds. This information will supplement loss information for the loan servicing portfolio that previously existed on the website. This information will generally be available when our earnings announcements are made.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2002 annual report of Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in our contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts—adjusted for December 1, 2003 2 for 1 split)

(unaudited)

	For the Three Months Ended			For the Year Ended
	12/31/2003	9/30/2003 (A)	12/31/2002	12/31/2003		12/31/2002
NovaStar Financial Inc. Income Statement Data
Interest income	$46,318	$43,790	$36,624	$170,420		$107,143
Interest expense	9,965	10,321	8,715	40,364		27,728
Fee income	15,620	18,526	11,099	68,341		35,983
Gains on sales of mortgage assets	36,343	34,188	15,389	144,005		53,305
Gains (Losses) on derivative instruments	1,493	(8,144)	(6,164)	(30,837)		(36,841)
General and administrative expenses	44,059	47,433	29,985	174,408		84,594
Income before taxes	43,900	30,952	17,398	134,856		46,730
Income tax expense (benefit)	8,692	5,844	147	22,860		(2,031)
Net income	35,208	25,108	17,251	111,996		48,761

Basic earnings per share	$1.49	$1.12	$0.83	$5.04		$2.35
Diluted earnings per share	$1.45	$1.09	$0.81	$4.91		$2.25
Dividends declared per common share	$1.25	$1.25	$0.80	$5.04	(B)	$2.15
Book value per diluted share	$11.94	$10.02	$8.50	$11.94		$8.50

(A)	Adjusted to reflect the change in accounting for stock based compensation as discussed in our earnings release dated December 17, 2003.
(B)	On January 29, 2003, a $0.165 special dividend related to 2002 taxable income was declared per common share.

	As of
	12/31/2003	9/30/2003	12/31/2002
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans—held for sale	$697,992	$824,273	$983,633
Mortgage loans—held in portfolio	94,717	106,810	149,876
Mortgage securities—available for sale	382,287	337,632	178,879
Total assets	1,399,957	1,441,108	1,452,497
Borrowings	1,005,516	1,124,590	1,225,228
Stockholders’ equity	300,224	236,242	183,257

	For the Three Months Ended			For the Year Ended
	12/31/2003	9/30/2003	12/31/2002	12/31/2003	12/31/2002
Other Data:
Servicing portfolio	$7,206,113	$6,161,345	$3,657,640	$7,206,113	$3,657,640
Loans sold for cash—Non-conforming wholesale	$—	$27,085	$986	$151,210	$142,159
Loans securitized	$1,668,780	$1,251,016	$346,043	$5,319,435	$1,560,001
Percent of securitized loans covered by mortgage insurance	58%	66%	92%	58%	92%
Weighted average coupon of loans on balance sheet	7.94%	7.56%	8.16%	7.94%	8.16%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	12/31/2003	As a % of Total	09/30/2003	As a % of Total	06/30/2003	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale
Independent brokers	$1,041,705	65%	$979,660	66%	$849,290	67%
NovaStar affiliated branches	397,906	25%	347,555	23%	259,293	21%
Correspondent/Bulk	74,049	5%	77,299	5%	96,369	8%
Retail	73,697	5%	86,962	6%	54,594	4%

Total non-conforming production volume	1,587,357	100%	1,491,476	100%	1,259,546	100%

# of funding days in the month	61		64		64

Average originations per funding day	$26,022		$23,304		$19,680

NovaStar affiliated branch production volume
Non-conforming
Brokered to non-affiliates	$357,971	47%	$291,364	46%	$169,313	40%
Brokered to NMI	397,906	53%	347,555	54%	259,293	60%

Total non-conforming	755,877	100%	638,919	100%	428,606	100%

Conforming	973,788		1,266,468		1,109,559

Total affiliated branch production volume	$1,729,665		$1,905,387		$1,538,165

# of branches	432		420		350

Average production per branch	$4,004		$4,537		$4,395

Retail production volume
Non-conforming
Sold to non-affiliates	$13,203	13%	$22,758	11%	$25,542	12%
Held by NMI	73,697	68%	86,962	40%	54,594	26%

Total non-conforming	$86,900	81%	$109,720	51%	$80,136	38%

Conforming	20,948	19%	105,733	49%	132,305	62%

Total retail production volume	$107,848	100%	$215,453	100%	$212,441	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 12/31/03
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.08%	79.4%	700	31%
620 to 659	7.26%	80.0%	639	23%
580 to 619	7.75%	82.1%	600	19%
540 to 579	8.09%	77.9%	559	18%
539 and below	8.64%	77.2%	529	9%
Fico score not available	6.59%	72.2%	NA	0%

	7.57%	79.6%	626	100%

Summary by Program Type
2-Year Fixed	7.55%	82.7%	619	67%
30-Year Fixed Due in 15	11.00%	21.5%	688	2%
30-Year Fixed	7.52%	76.7%	643	18%
3-Year Fixed	7.30%	80.2%	625	8%
15-Year Fixed	7.49%	65.0%	643	4%
Other Products	6.93%	78.6%	656	1%

	7.57%	79.6%	626	100%